NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 12, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 30, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Endesa Americas S.A. and Enersis Americas S.A. became effective on November 30, 2016. Each American Depositary Share (each representing 30 shares of Common Stock) was converted into 1.68 Enersis Americas S.A. (Name to be changed to Enel Americas S.A.) American Depositary Shares (Each representing 50 shares of Common Stock). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 1, 2016.